                                                                     EXHIBIT 2.1

                            Stock Purchase Agreement

                                     Among

                            A.L. LABORATORIES, INC.,
                                 as Purchaser,


                          MICK WAGNER and JAN POWELL,
                           collectively, as Sellers,
                       with respect to Section 2.7 only,
                           the Mick Wagner Charitable
                           Remainder Unitrust and the
                    Jan Powell Charitable Remainder Unitrust

                                      and

                MIKJAN CORPORATION and WADE JONES COMPANY, INC.,


                            for the Common Stock of


                               Mikjan Corporation


                                 July 20, 1994

                               TABLE OF CONTENTS

                                                                      PAGE
ARTICLE I

                                  DEFINITIONS........................  1
  1.1          Definitions; Interpretation...........................  1

ARTICLE II

               PURCHASE AND SALE OF PURCHASED SHARES; CLOSING........  5
  2.1          Stock Purchase........................................  5
  2.2          Purchase Price........................................  5
  2.3          Net Book Value Adjustment Definition and Determination  5
  2.4          Environmental Escrow..................................  6
  2.5          Closing...............................................  6
  2.6          Additional Consideration..............................  6
  2.7          Substituted Seller....................................  7

ARTICLE III
               REPRESENTATIONS AND WARRANTIES
               OF THE SELLERS AND THE COMPANIES......................  8
  3.1          Existence; Qualification; Subsidiaries................  8
  3.2          Authorization and Enforceability; Issuance of Shares..  8
  3.3          Capitalization........................................  8
  3.4          Private Sale; Voting Agreements.......................  9
  3.5          Financial Statements..................................  9
  3.6          Absence of Certain Changes............................  9
  3.7          Litigation............................................ 10
  3.8          Licenses, Compliance with Law, Other Agreements, Etc.. 10
  3.9          Third-Party Approvals................................. 11
  3.10         No Undisclosed Liabilities............................ 11
  3.11         Tangible Assets....................................... 11
  3.12         Inventory............................................. 11
  3.13         Owned Real Property................................... 12
  3.14         Real Property Leases.................................. 12
  3.15         Customers, Distributors and Suppliers................. 12
  3.16         Agreements............................................ 12
  3.17         Intellectual Property................................. 13
  3.18         Employees............................................. 13
  3.19         Employee Benefits..................................... 14
  3.20         Environmental Matters................................. 15
  3.21         Notes and Accounts Receivable......................... 16
  3.22         Powers of Attorney.................................... 16
  3.23         Guaranties............................................ 16
  3.24         Transactions With Affiliates.......................... 16

                              TABLE OF CONTENTS
                                  (Continued)
                                                                    Page

  3.25         Tax Matters........................................... 16
  3.26         Insurance............................................. 17
  3.27         Product Warranty; Product Liability................... 17
  3.28         Brokers............................................... 17
  3.29         Disclosure............................................ 18

ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....... 18
  4.1          Authorization and Enforceability...................... 18
  4.2          Government Approvals.................................. 18
  4.3          Deferred Compensation................................. 18

ARTICLE V

              COMPLIANCE WITH SECURITIES LAWS ....................... 18
   5.1        Investment Intent of Purchaser......................... 18
   5.2        Status of Purchased Shares............................. 19

ARTICLE VI

              CONDITIONS PRECEDENT................................... 19
   6.1        Conditions Precedent to Purchaser's Obligations........ 19
   6.2        Conditions Precedent to Obligations of the Sellers and
               the Companies......................................... 20

ARTICLE VII

              SURVIVAL, INDEMNIFICATION AND TAX ALLOCATION........... 20
   7.1        Survival............................................... 20
   7.2        Indemnification........................................ 21
   7.3        Indemnification Procedure.............................. 21
   7.4        Special Indemnification................................ 22
   7.5        Tax Matters............................................ 22

ARTICLE VIII

              NON-COMPETITION........................................ 23
   8.1        Confidential Information............................... 23
   8.2        Inventions and Patents................................. 23
   8.3        Non-Competition........................................ 23

ARTICLE IX

              GENERAL PROVISIONS..................................... 24

                              TABLE OF CONTENTS
                                  (Continued)
                                                                    Page

   9.1        Successors and Assigns................................. 24
   9.2        Entire Agreement....................................... 24
   9.3        Notices................................................ 24
   9.4        Amendment and Waiver................................... 26
   9.5        Counterparts........................................... 26
   9.6        Headings............................................... 26
   9.7        Specific Performance................................... 26
   9.8        Remedies Cumulative.................................... 26
   9.9        Governing Law.......................................... 26
   9.10       No Third Party Beneficiaries........................... 26
   9.11       Severability........................................... 26
   9.12       Supersedence........................................... 26

                              TABLE OF CONTENTS
                                  (Continued)

Exhibit A.1    Certified Articles of Incorporation of Mikjan
Exhibit A.2    Certified Articles of Incorporation of the Company
Exhibit B.1    Certified Bylaws of Mikjan
Exhibit B.2    Certified Bylaws of the Company
Exhibit C.1    Form of Wagner Employment Agreement
Exhibit C.2    Form of Powell Employment Agreement
Exhibit D      Financial Statements
Exhibit E      Opinion of Counsel

                            STOCK PURCHASE AGREEMENT


    STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated as of July 20, 1994 among Mick Wagner ("WAGNER"), Jan Powell ("POWELL" and together with Wagner, the "SELLERS"), Wade Jones Company, Inc., a Texas corporation (the "COMPANY"), Mikjan Corporation, an Arkansas corporation ("MIKJAN"), the Mick Wagner Charitable Remainder Unitrust (the "Wagner Trust"), the Jan Powell Charitable Remainder Unitrust (the "Powell Trust" and, together with the Wagner Trust, the "Trusts") and A.L. Laboratories, Inc. (the "PURCHASER"). Mikjan and the Company are sometimes referred to herein as the "COMPANIES".

    The Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, all of the issued and outstanding Common Stock, par value $1.00 per share, of Mikjan (the "PURCHASED SHARES").

    In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:



                                   ARTICLE I

                                  DEFINITIONS

     1.1  DEFINITIONS; INTERPRETATION.

     (a) For purposes of this Agreement, the following terms have the indicated meanings:

     "AFFILIATE" means (i) any shareholder, officer, director or employee of Mikjan or the Company or any Subsidiary of either of them, (ii) any individual related by blood, marriage or adoption to any shareholder, officer, director or employee of Mikjan or the Company or any Subsidiary of either of them or (iii) any Person in which any of the foregoing owns a beneficial interest.

     "ANADA" means Abbreviated New Animal Drug Applications filed with the FDA.

     "COMPANIES' ARTICLES OF INCORPORATION" means the Articles of Incorporation of each of Mikjan and the Company as in effect on the date hereof, certified copies of which are set forth as EXHIBIT A.1 and EXHIBIT A.2, respectively, hereto.

     "COMPANIES' BYLAWS" means the Bylaws of each of Mikjan and the Company as in effect on the date hereof, certified by the Secretary of Mikjan and the Company, respectively, and set forth as EXHIBIT B.1 and EXHIBIT B.2, respectively, hereto.

     "COMMON STOCK" means the Common Stock of Mikjan, par value $1.00 per share.

     "CLOSING" has the meaning set forth in Section 2.4.

     "CLOSING BALANCE SHEET" has the meaning ascribed thereto in Section 2.3(c) hereof.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CURRENT BALANCE SHEET" means the unaudited balance sheet of Mikjan dated June 30, 1994.

     "EMPLOYMENT AGREEMENTS" means those certain employment agreements, dated as of the date hereof, between the Company and each of Wagner and Powell in the forms of Exhibits C.1 and C.2 hereto, respectively.

     "ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation.

     "ENVIRONMENTAL LIEN" shall mean a Lien, either recorded or unrecorded, in favor of any governmental entity, relating to any Liability of the Companies arising under Environmental, Health and Safety Requirements.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXISTING ENVIRONMENTAL VIOLATIONS" means any event, condition or occurrence referenced in that certain letter dated April 25, 1994 from the United States Justice Department to the Company regarding settlement of certain claims related to the Clean Water Act violations and Resource Conservation and Recovery Act violations cited therein.

     "EXISTING ENVIRONMENTAL VIOLATIONS LIABILITIES" means any liability, loss, cost or expense of whatsoever kind (including, without limitation, settlement amounts, fines, civil monetary penalties and the like) arising from any Existing Environmental Violation.

     "FDA" means the United States Food and Drug Administration.

     "FINANCIAL STATEMENTS" means (i) the audited balance sheet of Mikjan dated October 2, 1993 and the related audited statements of income, changes in shareholders' equity and cash flow for the twelve-month periods then ended and
(ii) the unaudited balance sheet of Mikjan dated June 30, 1994 and the Current Balance Sheet and the related unaudited statements of income, changes in shareholders' equity and cash flow for, respectively, the twelve-month and six-month periods then ended, all of which are attached as EXHIBIT D hereto.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "GOVERNMENTAL AGENCY" means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body.

     "GROSS PROFIT" means, with respect to any product for any period, net sales of such product (gross sales net of returns, freight, customary insurance and other applicable selling and shipping related costs) for such period less
                                                                     ----
manufacturing costs allocable to such product, as determined in accordance with GAAP consistently applied.

     "INADA" means Investigational New Animal Drug Applications filed with the FDA.

     "INCLUDES" and "INCLUDING" mean includes and including, without limitation.

     "INTELLECTUAL PROPERTY" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all goodwill associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all product formulations, trade secrets, confidential information, ideas, know-how, production processes and techniques, research information, drawings, specifications, designs, plans, improvements, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information and all other proprietary rights; and all copies and tangible embodiments of the foregoing.

     "IRS" means the Internal Revenue Service.

     "LIABILITY" means any liability or obligation (whether absolute or contingent, liquidated or unliquidated or due or to become due).

     "LIEN" means any lien, mortgage, pledge, security interest, restriction, charge or other similar encumbrance.

     "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), results of operations, prospects or customer, distributor or supplier relations of Mikjan or the Company.

     "MATERIAL ADVERSE EFFECT" means any material adverse effect on (i) the business, condition (financial or otherwise), results of operations, prospects or customer, distributor or supplier relations of Mikjan or the Company or (ii) the transactions contemplated hereby or by the Related Documents.

     "NADA" means New Animal Drug Applications filed with the FDA.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past practice (including with respect to quantity, quality and frequency).

     "PERMITTED LIENS" means (i) liens for taxes not yet due and taxes for which adequate provision is made in the Current Balance Sheet, (ii) purchase money security interests in supplies and equipment, (iii) precautionary liens filed by lessors with respect to leased equipment and (iv) encumbrances which are not substantial in amount, do not materially detract from the value of the property subject thereto and do not materially impair the use of the property subject thereto or the operation of the Companies' business.

     "PERSON" means any individual, partnership, joint venture, corporation, trust, unincorporated organization or other entity.

     "PLAN" means any (i) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not funded or terminated, (ii) employment agreement or (iii) personnel policy, fringe benefit plan, program or arrangement, whether or not subject to ERISA, funded or terminated, including any stock bonus, deferred compensation, pension, severance, bonus, incentive and health, life, disability or other welfare plan.

     "POST-CLOSING TAX PERIOD" shall mean any Tax period (or portion thereof) beginning after the Closing Date.

     "PRE-CLOSING TAX PERIOD" shall mean any Tax period (or portion thereof) ending on or before the Closing Date.

     "PURCHASED SHARES" has the meaning set forth in the recitals hereto.

     "RELATED DOCUMENTS" means all documents and instruments to be executed by either of the Sellers or either of the Companies in connection herewith, including the Employment Agreements and the Wagner Lease.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SUBSIDIARY" of any Person means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person. For purposes hereof, such Person shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person, directly or indirectly, is allocated a majority of partnership, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, association or other business entity.

     "TAX RETURNS" means all returns (including information returns), declarations, reports, estimates and statements, regarding Taxes, required to be filed under any United States federal, state or local law or any foreign law.

     "TAXES" means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Agency.

     "WAGNER LEASE" means the lease between the Company and Wagner and Mabel Wagner, dated as of July 1, 1993 as amended, regarding certain real property located in Benton County, Arkansas.

      (b) The words "HEREIN", "HEREOF" and "HEREUNDER" refer to this Agreement as a whole and not to any particular article, section or other subdivision of this Agreement.

                                  ARTICLE II

                 PURCHASE AND SALE OF PURCHASED SHARES; CLOSING

     2.1 STOCK PURCHASE. Pursuant to the terms and conditions set forth in this Agreement, and subject to the terms of Section 2.7 below, on the Closing Date, Purchaser will purchase from each of Wagner and Powell and each of Wagner and Powell will sell and transfer to Purchaser all of the Purchased Shares owned by them as set forth on Schedule 2.1 attached hereto, free and clear of all liens, charges, security interests and other encumbrances. Any amounts payable to the Sellers pursuant to this Agreement shall be paid to each of Wagner and Powell in the proportion that is equal to their respective pro rata ownership of the Purchased Shares as reflected on Schedule 2.1 hereto.

     2.2 PURCHASE PRICE. (a) The total purchase price to be paid to the Sellers at Closing (the "Preliminary Purchase Price") will be $8,219,440 paid
                         --------------------------
as follows: (i) $150,000 of the Preliminary Purchase Price (the "Holdback")
                                                                 --------
shall be retained by the Purchaser, (ii) $350,000 of the Preliminary Purchase Price (together with any interest earned thereon, the "Environmental Escrow
                                                       --------------------
Amount") shall be retained  by  the Purchaser and (iii) $7,719,440  of the
- - ------
Preliminary Purchase Price (the "Cash Amount") shall be paid to the Sellers at
                                 -----------
the Closing in immediately available funds. The Preliminary Purchase Price shall be subject to adjustment as provided in Sections 2.2(b) and 2.3 below. The Holdback will be available to satisfy any amounts payable to the Purchaser, if any, pursuant to the Net Book Value Adjustment described in Section 2.2(b). The Environmental Escrow Amount shall be available to satisfy any amounts payable to the Company or any Indemnified Party (as defined in Section 7.2 hereof) pursuant to the special indemnification provisions set forth in Section
7.4 hereof. The Preliminary Purchase Price as adjusted pursuant to Sections 2.2(b) and 2.3 below is referred to herein as the "Purchase Price."
                                                   --------------

     (b) As soon as practicable (but in no event later than ten days) after the final determination of the Net Book Value Adjustment pursuant to Section 2.3 below, the Sellers shall pay to the Purchaser or the Purchaser shall pay to the Sellers, as applicable, an amount equal to the Net Book Value Adjustment, if any. Any amounts payable to the Purchaser pursuant to this Section 2.2(b) shall first be paid from the Holdback amount, and any amount owing to the Purchaser in excess of the Holdback amount (referred to herein as an "Excess Amount Owed to
                                                         ---------------------
the Purchaser") shall be paid by the Sellers by wire transfer of immediately
- - -------------
available funds to an account specified by the Purchaser, together with an amount equal to the interest on such Excess Amount Owed to the Purchaser at a rate of 8% per annum (calculated from and including the Closing Date to and including the date of payment of such Excess Amount Owed to the Purchaser based on a 365 day year). Any amount owed to the Sellers as a result of the Net Book Value Adjustment together with the Holdback amount or any excess of the Holdback over the amounts to be received by the Purchaser pursuant to this Section 2.2(b) (referred to herein as an "Excess Amount Owed to the Sellers") shall be paid to
                           ---------------------------------
the Sellers by wire transfer of immediately available funds to such accounts as is specified by the Sellers. Any Excess Amount Owed to the Sellers shall be paid together with an amount equal to the interest on such Excess Amount Owed to the Sellers at a rate of 8% per annum (calculated from and including the Closing Date to and including the date of payment of such Excess Amount Owed to the Sellers based on a 365 day year).

     2.3  NET BOOK VALUE ADJUSTMENT DEFINITION AND DETERMINATION.

     (a)  Net Book Value Definition.  "Net Book Value" at any given time shall
          -------------------------    --------------
be equal to the excess of the consolidated assets of the Companies over the consolidated liabilities of the Companies calculated in accordance with GAAP applied on a basis consistent with the Current Balance Sheet at such time.

     (b)  Net Book Value Adjustment Definition.  The "Net Book Value Adjustment"
          ------------------------------------        -------------------------
shall be equal to the amount, if any, by which the Net Book Value, as reflected on the Closing Balance Sheet (the "Closing Date Net Book Value") is less than or
                                   ---------------------------
exceeds $1,319,440.

     (c)  Procedure for Determining the Net Book Value Adjustment.  For the
          -------------------------------------------------------
purpose of determining the Net Book Value Adjustment, within sixty days after the Closing Date, the Purchaser will prepare or cause to be prepared in accordance with GAAP, will cause Coopers and Lybrand to audit and will deliver to the Sellers, the consolidated balance sheet as of July 22, 1994 (the "Closing
                                                                         -------
Balance Sheet") and the related statements of income and cash flow for the
- - -------------
period from the date of the Current Balance Sheet through the Closing Date (the "Closing Financial Statements"), which will also set forth the Purchaser's
 ----------------------------
determination of the Closing Date Net Book Value and the Net Book Value Adjustment, if any. Within five working days after the Purchaser's delivery of its determination of the Closing Date Net Book Value and the Net Book Value Adjustment the Sellers will deliver a detailed statement describing their objections (if any) to the Purchaser's determination of the Closing Date Net Book Value and the Net Book Value Adjustment. The Purchaser and the Sellers will use reasonable efforts to resolve any disputes regarding the determination of the Closing Date Net Book Value and the Net Book Value Adjustment. If a final resolution of the Closing Date Net Book Value and the Net Book Value Adjustment is not obtained within 30 days after the Sellers have delivered their statement of objections, any remaining disputes will be resolved by an independent accounting firm mutually acceptable to the Purchaser and the Sellers (any accounting firm so selected or agreed upon shall be referred to as the

"Selected Accounting Firm").  The resolution of the remaining disputes, (and the
- - -------------------------
resulting determination of the Closing Date Net Book Value and the Net Book Value Adjustment by the Selected Accounting Firm) will in each case be conducted in accordance with the terms hereof and will be conclusive and binding upon the parties. The fees and expenses of the Selected Accounting Firm shall be split equally between the Purchaser and Sellers. In the event that the Net Book Value Adjustment is negative (reflecting a decrease in the Net Book Value) Sellers shall pay such amount to Purchaser in accordance with Section 2.2(b) above. In the event that the Net Book Value Adjustment is positive (reflecting an increase in Net Book Value) the Purchaser shall pay such amount (together with the Holdback amount) to the Sellers in accordance with Section 2.2(b) above. In the event that there is no Net

Book Value Adjustment, Purchaser will pay to Sellers, within the time period specified in Section 2.2(b) above the entire Holdback amount.

     2.4 ENVIRONMENTAL ESCROW. The Environmental Escrow Amount shall be available for and used to reimburse the Company and any Indemnified Party for any amounts expended by any such Person in connection with any Existing Environmental Violations Liabilities. Any amount remaining from the Environmental Escrow Amount after all federal, state and local claims of any nature relating to the Existing Environmental Violations have been settled or otherwise satisfied , to the satisfaction of the Purchaser in its sole discretion, will be paid over to the Sellers by the Purchaser.

     2.5 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kirkland & Ellis,
                -------
153 East 53rd Street, New York, New York at 5:30 p.m. on July 20, 1994, or at such other location, date or time as is mutually agreed upon by Purchaser and Sellers. The date and time of the Closing are herein referred to as the

"Closing Date."
- - -------------

     2.6  ADDITIONAL CONSIDERATION.

      (a) In the event that the FDA grants approval for the Company to market the water soluble penicillin product (the "New Product") which is the subject of INADA #200-122 (the "NADA #200-122 Approval"), the Purchaser will pay to the Sellers as additional purchase price for the Purchased Shares the amount of $500,000. Such amount will be paid in immediately available funds, to such accounts as are specified by the Sellers, within thirty calendar days following the unconditional grant of the NADA #200-122 Approval.

      (b) In addition to the amount payable pursuant to Section 2.6(a) above, the Company shall pay to the Sellers an amount which is equal to 40% of the gross profit attributable solely to the New Product during each of the calendar years (each an "ANNIVERSARY YEAR") ending on the second, third and fourth anniversary of the date on which the first commercial sale of the New Product occurs. The Purchaser shall provide written notice to each of the Sellers of the first commercial sale of the New Product within 15 business days following such sale. The gross profit attributable to the New Product shall be determined by the Company in accordance with GAAP, consistently applied, and shall be binding upon Wagner, Powell and the Purchaser absent manifest error. Amounts due to the Sellers pursuant to this Section 2.6(b) shall be paid by the Purchaser with respect to gross profits attributable to sales of the New Product in the preceding Anniversary Year within 30 calendar days following the end of such Anniversary Year.

     2.7  SUBSTITUTED SELLER.

      (a) Prior to the Closing, Wagner will transfer a portion of the Purchased Shares held by him to the Wagner Trust and Powell will transfer a portion of the Purchased Shares held by him to the Powell Trust. Pursuant to the terms of this Agreement each of the Trusts shall convey to the Purchaser all Purchased Shares held by such trust as of the Closing.

      (b) Each of the Trusts shall receive a pro rata amount of the Preliminary Purchase Price that is equal to such trust's pro rata ownership of the Purchased Shares, subject to reduction for such trust's pro rata share of the Holdback and Environmental Escrow Amount. Each of the Trusts shall also receive a pro rata amount of any Excess Amount Owed to the Sellers and any additional consideration payable by Purchaser pursuant to Section 2.6 hereof equal to such trusts's pro rata ownership of the Purchased Shares. All amounts paid to the Trusts pursuant to this Section 2.7 shall be paid directly to the Trusts as the Sellers shall direct the Purchaser in writing.

      (c) The Trusts shall not be deemed to be Sellers for the purposes of the warranties, representations or covenants made by the Sellers hereunder; provided that the Trusts shall be liable for the Sellers' warranties, representations and covenants hereunder to the extent, but only to the extent, of the Trusts' pro rata portion of the Holdback and Environmental Escrow Amount.

      (d) Each Trust hereby severally represents and warrants to the Purchaser that all of the Purchased Shares owned by such trust and transferred to the Purchaser hereby, (i) have been duly authorized and when delivered in accordance with the terms of this Agreement will be validly issued and outstanding, fully paid and nonassessable, (ii) are owned by such trust and may be transferred by such trust pursuant to the terms hereof free and clear of all liens, charges, security interests and other encumbrances and such trust has full power and authority, and has taken all necessary action to permit such trust, to execute this Agreement and to make such transfer. In no event shall the liability of either of the Trusts for breaches of representations or warranties made by such trust herein exceed the amount paid to such trust pursuant to this Section 2.7.

      (e) Nothing contained in this Section 2.7 shall affect the warranties, representations or covenants of the Sellers hereunder with respect to all of the issued and outstanding common stock of Mikjan or this transaction.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                        OF THE SELLERS AND THE COMPANIES

     Each of the Sellers and the Companies jointly and severally hereby represents and warrants to the Purchaser as follows:

     3.1 EXISTENCE; QUALIFICATION; SUBSIDIARIES. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated. The copies of the Companies' Articles of Incorporation and the Companies' Bylaws are true, correct and complete copies of such documents. Except as set forth on SCHEDULE 3.1, neither of the Companies is required to be licensed or qualified as a foreign corporation in any jurisdiction, and each of the Companies is so licensed or qualified and is in good standing in each jurisdiction set forth on SCHEDULE 3.1. The Company has no Subsidiaries and owns no capital stock or other securities of, and has not made any other investment in, any other entity. Mikjan has no Subsidiaries other than the Company and the Company is a wholly owned Subsidiary of Mikjan. Other than its ownership of the capital stock of the Company, Mikjan has no operations, conducts no business, has no employees and owns no other assets, nor has Mikjan ever had any operations, conducted any business, had any employees or owned any assets other than the ownership of the capital stock of the Company and the Company's predecessors.

     3.2  AUTHORIZATION AND ENFORCEABILITY; ISSUANCE OF SHARES.

      (a) Each of the Sellers and each of the Companies has full power and authority and has taken all required corporate and other action necessary to permit such person to execute and deliver this Agreement and each the Related Documents to which such person is a party and to carry out the terms hereof and thereof and to deliver the Purchased Shares, and none of such actions will violate any provision of the Companies' Articles of Incorporation, the Companies' Bylaws, or of any applicable law, regulation, order, judgment or decree, or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any agreement, instrument or understanding to which any of the Sellers or the Companies is a party or by which any of them is bound. This Agreement and each of the Related Documents, as applicable, constitutes a legal, valid and binding obligation of each of the Sellers and each of the Companies, enforceable against each of them, as applicable, in accordance with its terms.

      (b) The Purchased Shares have been duly authorized and when delivered in accordance with this Agreement, will be validly issued and outstanding, fully paid and nonassessable.

    Except as set forth on SCHEDULE 3.2, the sale and delivery of the Purchased Shares is not subject to any right of first refusal or other similar right in favor of any Person.

     3.3 CAPITALIZATION. As of the Closing, (i) the authorized capital stock of Mikjan shall consist of 2,000 shares of Common Stock, of which 500 shares are issued and outstanding and (ii) the authorized capital stock of the Company shall consist of 20,000 shares of common stock, par value $10.00 per share of which 8,160 shares are issued and outstanding. All of the outstanding capital stock of the Companies is validly issued, fully paid and nonassessable and has been issued in compliance with all applicable securities laws. As of the Closing, there shall be no existing options, convertible securities, warrants, calls, pledges, transfer restrictions (except restrictions imposed by federal and state securities laws), liens, rights of first offer, rights of first refusal, antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of Mikjan or the Company other than as set forth on SCHEDULE 3.3.

     3.4 PRIVATE SALE; VOTING AGREEMENTS. Neither Mikjan nor the Company has violated any applicable federal or state securities laws in connection with the offer, sale and issuance of any of its capital stock. Subject to the accuracy of Purchaser's representations contained herein, other than obtaining a formal exemption from the Arkansas Securities Department, the offer, sale and issuance of the Purchased Shares hereunder does not require registration under the Securities Act or any state securities laws. Except as set forth in SCHEDULE 3.4, to the best of the Sellers' and each of the Companies' knowledge, there are no agreements of any shareholders of Mikjan with respect to the voting or transfer of shares of its capital stock.

     3.5 FINANCIAL STATEMENTS. The Financial Statements (together with the notes thereto, as applicable), (i) are true, correct and complete in all material respects, (ii) are in accordance with the books and records of the Companies and (iii) fairly present the financial condition and results of operations of the Companies as of the dates and for the periods indicated, in accordance with GAAP except that the unaudited Financial Statements for the period ending June 30, 1994, do not contain footnotes and are subject to normal year-end audit adjustments.

     3.6  ABSENCE OF CERTAIN CHANGES.

     (a) Except as set forth on SCHEDULE 3.6, since October 2, 1993, neither of the Companies has:

               (i) incurred any Liabilities other than current Liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business and for individual amounts not greater than $5,000;

               (ii) paid, discharged or satisfied any claim, Lien or Liability, other than any claim, Lien or Liability (A) reflected or reserved against on the Current Balance Sheet and paid, discharged or satisfied in the Ordinary Course of Business since the date of the Current

        Balance Sheet or (B) incurred and paid, discharged or satisfied since the date of the Current Balance Sheet, in each case in the Ordinary Course of Business;

               (iii) sold, leased, assigned or otherwise transferred any of its assets, tangible or intangible (other than sales of inventory in the Ordinary Course of Business and for a fair consideration and use of supplies in the Ordinary Course of Business);

               (iv) permitted any of its assets, tangible or intangible, to become subject to any Lien (other than any Permitted Lien);

               (v) written off as uncollectible any accounts receivable other than in the Ordinary Course of Business and for amounts not greater than $5,000;

               (vi) terminated or amended, suffered the termination or amendment of, failed to perform in all material respects all of its obligations or suffered or permitted any material default to exist under, any material agreement, license or permit;

               (vii) suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $10,000;

               (viii) made any loan (including any intercompany advance) to any other Person (other than advances to employees in the Ordinary Course of Business which do not exceed $1,000 individually or $5,000 in the aggregate;

               (ix) cancelled, waived or released any debt, claim or right in an amount exceeding $10,000 or otherwise of substantial value;

               (x) paid any amount to or entered into any agreement, arrangement or transaction with any Affiliate outside the Ordinary Course of Business;

               (xi) declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

               (xii) entered into any transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

               (xiii) granted any increase outside the Ordinary Course of Business in the compensation of any officer or employee or made any other change in employment terms of any officer or employee;

               (xiv) suffered any labor difficulty;

               (xv) made any change in any method of accounting or accounting practice;

               (xvi) suffered or caused any other occurrence, event or transaction outside the Ordinary Course of Business which could have a Material Adverse Effect; or

               (xvii)  agreed, in writing or otherwise, to any of the foregoing.

        (b) Except as set forth on SCHEDULE 3.6, since October 2, 1993 there has been no Material Adverse Change.

        3.7 LITIGATION. Set forth on SCHEDULE 3.7 is a list and description of all claims, suits, proceedings or investigations pending or, to the knowledge of the Sellers or the Companies, threatened against or affecting either of the Companies, any officer or director thereof or either of the Companies' business. Except as set forth on SCHEDULE 3.7, no such claim, suit, proceeding or investigation, could have a Material Adverse Effect or a material adverse effect on the ability of any officer or director to participate in the affairs of the Companies, and neither the Sellers nor the Companies know of any basis for any such claim, suit, proceeding or investigation.

        3.8 LICENSES, COMPLIANCE WITH LAW, OTHER AGREEMENTS, ETC.

        (a) Set forth on SCHEDULE 3.8 is a list of, and except as set forth on such schedule, each of the Companies (i) has, all necessary franchises, permits, licenses and other rights (including regulatory approvals such as INADAs, ANADAs and NADAs) to allow it to conduct its business and is not in violation of any order or decree of any court, or of any law, order or regulation of any Governmental Agency, or of the provisions of any contract or agreement to which it is a party or by which it is bound, and neither this Agreement or the Related Documents nor the transactions contemplated hereby or thereby will result in any such violation and (ii) is in compliance with all representations (such as master file descriptions) that have been made to governmental regulatory officials (whether foreign or domestic) and upon which the compliance status of products made or sold by the Companies are based. Except as set forth on SCHEDULE 3.8, the Company's business has been conducted in compliance with all federal, state and local laws, ordinances, rules and regulations except where such violations, defaults or noncompliance in the aggregate would not have a Material Adverse Effect.

        (b) None of the Sellers nor the Companies is aware of any facts (i) which could furnish the basis for a recall, withdrawal or suspension of any approved new animal drug application (an ANADA or NADA) or other pre-market product notification or approval, or any investigatory new animal drug application (an INADA) or other application for exemption from pre-market approval by the FDA or any other governmental regulatory agency (foreign or domestic) or (ii) which might otherwise cause either of the Companies to withdraw any product sold by it as of the date hereof from the market or to change the marketing classification of any such product or to terminate or suspend clinical testing of any such product (including, without limitation, with respect to each of the foregoing clauses (i) and (ii), any pending or threatened safety or efficacy hearing with respect to a product not required to have obtained any such pre-market approval); except for such recalls, withdrawals, suspensions, changes in marketing, terminations or pending or threatened efficacy hearings which would not, individually or in the aggregate, have a Material Adverse Effect.

        (c) The Company has all rights in and to the soluble tetracycline products TET-SOL 324 and SOLU-TET 324 and all FDA approvals and other Governmental Agency approvals applicable thereto.


        (d) The Company has taken all necessary actions and obtained all necessary approvals, acknowledgements and clarifications to transfer to the Company any INADAs, ANADAs or NADAs which were at any time held in the Company's fictitious name "Arkansas Micro-Specialties."

        3.9 THIRD-PARTY APPROVALS. Except as set forth on SCHEDULE 3.9, neither the Sellers nor the Companies are required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party (including under any state securities or "blue sky" laws) in connection with the execution and delivery of this Agreement or any of the Related Documents, or the consummation of the transactions contemplated hereby or thereby to occur on the date of the Closing.

        3.10 NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 3.10, the Companies have no Liabilities except (i) as and to the extent of the amounts reflected or reserved against on the Current Balance Sheet and (ii) liabilities and obligations incurred in the Ordinary Course of Business since the date thereof.

        3.11 TANGIBLE ASSETS. Except as set forth on SCHEDULE 3.11, the Companies own or lease all tangible assets used or reasonably necessary in connection with the conduct of their business. Except as set forth on SCHEDULE 3.11, each such tangible asset is free from any Liens (other than Permitted Liens), is free from any material defects, has been maintained in accordance with normal industry practice and any regulatory standard or procedure to which it is subject, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is used or proposed to be used.

        3.12 INVENTORY. Except as set forth on SCHEDULE 3.12, all supply and finished product inventory of the Company, whether reflected on the Current Balance Sheet or otherwise, consist of a quality and quantity usable or salable in the Ordinary Course of Business.

        3.13 OWNED REAL PROPERTY. Each of the Companies has, or, in the case of any real property to be acquired by either of the Companies pursuant to any option held by either of the Companies, will, upon acquisition of such real property, have, good record and marketable title to each parcel of real property owned by it. None of the real property owned by the Companies is, nor will any real property acquired by the Companies pursuant to any option after such acquisition be subject to any Lien, except for Permitted Liens.

        3.14 REAL PROPERTY LEASES. Set forth on SCHEDULE 3.14 is a list of all agreements pursuant to which real property is leased to the Companies (a copy of each applicable lease has been delivered to the Purchaser). Except as set forth on SCHEDULE 3.14, there exists no material event of default (nor any event which with notice or lapse of time would constitute a material event of default) with respect to any such agreement by any party thereto. Except as set forth on
SCHEDULE 3.14, all such agreements are in full force and effect and enforceable against the lessor in accordance with their terms.

        3.15 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. Set forth on SCHEDULE 3.15 is a list of the names and addresses of the ten largest customers (in dollar amount) of the Companies' direct product sales, the distributors that distributed in aggregate 75% (in dollar amount) of the Companies' products distributed, and the ten largest suppliers (in dollar amount) of the Companies' inventory (raw material and finished product), in each case since January 1, 1993. The Companies have not lost and have not been notified that either of them will lose (i) any direct customer or any group of direct customers or any distributor or group of distributors (whether related or unrelated) which accounted for more than 10% of the aggregate sales of the Company's products since January 1, 1993, or (ii) any supplier which accounted for more than 10% of the aggregate supplies or equipment purchased by Seller since January 1, 1993.

        3.16  AGREEMENTS.

        (a) Set forth on SCHEDULE 3.16(A) is a list of each agreement, arrangement or understanding to which either of the Companies is a party (a copy or, if oral, a description of each of which has been delivered to the Purchaser):

               (i) for the lease of personal property from or to third parties providing for annual lease payments to any single lessor or from any single lessee in excess of $5,000;

               (ii) for the purchase, distribution or sale of supplies, products or other personal property or for the furnishing or receipt of information or services, in each case calling for performance over a period of more than one year or involving more than $5,000;

               (iii)  concerning any partnership or joint venture;

               (iv) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or pursuant to which a Lien is or may be imposed on any of its assets, tangible or intangible;

               (v)  concerning confidentiality or noncompetition;

               (vi) with any director, officer or employee and involving employment or severance;

               (vii) the consequences of a default or termination of which could have a Material Adverse Effect;

               (viii) otherwise involving more than $5,000 or not entered into in the Ordinary Course of Business; and

               (ix)  otherwise material to the Company's business.

        (b) Except as set forth on SCHEDULE 3.16(B) neither of the Companies is in default, to the knowledge of the Sellers or the Companies there is no basis for any valid claim of default, and no event has occurred which, with notice or lapse of time, would constitute a default, under any agreement, arrangement or understanding set forth on SCHEDULE 3.16(A) and, except as set forth on SCHEDULE 3.16(B), to the knowledge of the Sellers or the Companies, no other Person is in default under any such agreement. No defaults set forth on SCHEDULE 3.16(B), either individually or in the aggregate, could have a Material Adverse Effect.

        3.17  INTELLECTUAL PROPERTY.

        (a) Set forth on SCHEDULE 3.17(A) is a list of all (i) patented and registered Intellectual Property and pending patent applications and applications for the registration of Intellectual Property, in each case owned by either of the Companies; (ii) trade or corporate names used by either of the Companies; (iii) computer software and databases created or used by either of the Companies; (iv) material unregistered trademarks and copyrights owned or used by either of the Companies; and (v) licenses and other rights granted by either of the Companies to any third party or by any third party to either of the Companies, in each case with respect to Intellectual Property.

        (b) Except as set forth on SCHEDULE 3.17(B), (i) each of the Companies owns or has a valid license to use all Intellectual Property necessary for the operation of its business as currently conducted or proposed to be conducted, free and clear of any Liens or adverse claims; (ii) no claim by any third party contesting the validity, enforceability, ownership or use of any of the Intellectual Property owned or used by either of the Companies has been made, is currently outstanding or is threatened, and there are no grounds for the same; (iii) the loss or expiration of any individual Intellectual Property right or related group of Intellectual Property rights owned or used by either of the Companies would not have a Material Adverse Effect, and no such loss or expiration is threatened, pending or reasonably foreseeable; (iv) neither the Sellers nor the Companies have received any notice of, is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property owned or used by either of the Companies; (v) neither of the Companies has infringed, misappropriated or otherwise conflicted with any Intellectual Property or other proprietary right of any third party, and neither the Sellers nor the Companies is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of its business as currently conducted or proposed to be conducted and (vi) the Companies have taken all necessary action to maintain and protect the Intellectual Property owned or used by them and will continue to maintain and protect such Intellectual Property so as not to affect adversely the validity or enforceability of such Intellectual Property.

        3.18  EMPLOYEES.

        (a) Except as set forth on SCHEDULE 3.18, since March 31, 1993 no key employees and no group of employees has terminated, or to the knowledge of the Sellers or the Companies plans to terminate, employment with either of the Companies. Neither of the Companies is a party to or bound by any collective bargaining agreement, nor has it experienced any strike, grievance, claim of unfair labor practice or other collective bargaining dispute. To the knowledge of the Sellers or the Companies there is no organizational effort being made or threatened by or on behalf of any labor union with respect to its employees. Since March 31, 1993, neither of the Companies have committed any unfair labor practice or materially violated any federal, state or local law or FOR THE PERIOD ENDED JUNE 30, 1994 regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals. Set forth on SCHEDULE 3.18 is a list and summary description of all agreements between either of the Companies and any employee thereof.

        3.19 EMPLOYEE BENEFITS.

        (a) Set forth on SCHEDULE 3.19 is a list of all Plans contributed to, maintained or sponsored by either of the Companies, to which either of the Companies is obligated to contribute or with respect to which either of the Companies has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by a member of a controlled group of companies, within the meaning of Section 414 of the Code (or with respect to which any such controlled group member has any direct or indirect liability or potential liability), of which either of the Companies is or was a member, to the extent either of the Companies has any liability or potential liability with respect to such Plan.

        (b) The Companies have no obligation to contribute to and no liability or potential liability (including actual or potential withdrawal liability) with respect to any "MULTIEMPLOYER PENSION PLAN", as such term is defined in
    Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and the regulations promulgated thereunder).

        (c) None of the Plans is an employee pension benefit plan (as defined in Section 3(2) of ERISA). The Companies do not contribute to and do not have any liability or potential liability with respect to any Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

        (d) None of the Plans obligates the Companies to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or by the Related Documents.

        (e) Each Plan and insurance contract has been maintained, funded and administered in compliance in all material respects with its terms and all applicable laws and regulations, including ERISA and the Code. The Companies have complied with all applicable reporting and disclosure requirements with respect to each Plan. Neither the Companies nor administrator of any Plan nor other Person has engaged in any transaction with respect to any Plan which could subject either of the Companies, the Purchaser or any trustee or administrator of such Plan, or any party dealing with such Plan, to any tax or penalty (civil or otherwise) imposed by ERISA or the Code. No actions, suits, investigations or claims with respect to the Plans (other than routine claims for benefits) or with respect to any fiduciary or other person dealing with any Plan are pending or threatened and, to the knowledge of Sellers or the Companies, there are no facts which could give rise to or be expected to give rise to any such actions, suits, investigations or claims.

        (f) With respect to each Plan, the Companies have provided the Purchaser with copies, to the extent applicable, of all documents pursuant to which the Plans are maintained, funded and administered, and the most recent IRS Form 5500 filed with respect to each Plan.

        3.20  ENVIRONMENTAL MATTERS.

        (a) Except as set forth on Schedule 3.20, the Companies have complied and are in compliance with all Environmental, Health and Safety Requirements.

        (b) The Companies have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental, Health and Safety Requirements for the occupation of their facilities and the operation of their business and such permits, licenses and other authorizations may be relied upon for continued lawful operation of the business of the Companies on and after the Closing without transfer, reissuance, or other governmental approval or action.

        (c) Neither the Sellers nor the Companies have received any claim, complaint, citation, report or other written or oral notice regarding any Liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental, Health and Safety Requirements.

        (d) None of the following exists at any property owned or occupied by either of the Companies:

            1.  Underground storage tanks or surface impoundments;

            2.  Asbestos-containing material in any form or condition; or

            3.  Materials or equipment containing polychlorinated biphenyls.

        (e) No facts, events or conditions relating to the past or present facilities, properties or operations of either of the Companies will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other Liabilities, including investigatory, remedial or corrective obligations, pursuant to Environmental, Health and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.

        (f) Neither this Agreement nor the transaction that is the subject of this Agreement imposes any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any so-called "transaction triggered" Environmental and Safety Requirement.

        (g) The Companies have not, either expressly or by operation of law, assumed or undertaken any liability or corrective or remedial obligation of any other Person relating to Environmental, Health and Safety Requirements.

        (h) No Environmental Lien has attached to any property owned, leased or operated by either of the Companies.

        3.21 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Companies are reflected properly on the books and records of the Companies, are current (according to the Companies' historical practices) and valid receivables subject to no Liens (other than Permitted Liens), setoffs or counterclaims. Uncollectible accounts receivable do not exceed by more than 2% the reserve for bad debts set forth on the face of (and not in the notes to) the Current Balance Sheet. Each of the Companies' aggregate reserves are, and have been historically, approximately 2% of aggregate outstanding receivables.

        3.22 POWERS OF ATTORNEY. Except as set forth on SCHEDULE 3.22, there are no outstanding powers of attorney executed on behalf of either of the Companies.

        3.23 GUARANTIES. Except as set forth on SCHEDULE 3.23, neither of the Companies is a guarantor and is not otherwise liable for any Liability (including indebtedness) of any other Person.

        3.24 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 3.24, neither of the Companies has entered into any agreement, arrangement or transaction with any Affiliate within the past twelve months, and other than the property subject to the Wagner Lease, none of the Affiliates owns any property or right, tangible or intangible, which is used in the Companies' business.

        3.25  TAX MATTERS.

        (a) Each of the Companies has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by either of the Companies (whether or not shown on any Tax Return) have been paid. Neither of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where either of the Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of either of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

        (b) The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

        (c) Neither of the Sellers nor any director nor any officer (or employee responsible for Tax matters) of the Companies expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.
There is no dispute or claim concerning any Tax liability of the Companies either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Companies has knowledge based upon personal contact with any agent of such authority. SCHEDULE 3.25(C) attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Companies for taxable periods ended on or after March 31, 1986, indicates any Tax Returns that have been audited, and indicates any Tax Returns that currently are the subject of an audit. The Purchaser has received correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies since December 31, 1988.

        (d) Neither of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (e) Neither of the Companies has filed a consent under Code Sec. 341(f) concerning collapsible corporations. Neither of the Companies has made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. Neither of the Companies has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. Neither of the Companies is a party to any Tax allocation or sharing agreement outside of the Company's present consolidated reporting group. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Mikjan) and
(ii) has no Liability for the Taxes of any Person (other than Mikjan and its Subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (f) SCHEDULE 3.25(F) attached hereto sets forth the following information with respect to each of the Companies as of the most recent practicable date: (i) the basis of the Companies in their assets, (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Companies and (iii) the amount of any deferred gain or loss allocable to either of the Companies arising out of any deferred intercompany transaction.

        (g) The unpaid Taxes of the Companies (i) did not as of the date of the Current Balance Sheet exceed the provision for Tax liability (rather than any provision for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that provision as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing its Tax Returns.

        3.26 INSURANCE. Set forth on SCHEDULE 3.26 is a list and summary description of all policies (including scope, duration and amount of coverage) of fire, liability, product liability, worker's compensation, health and other forms of insurance currently in effect with respect to the Companies, their business and assets. All such policies are in full force and effect and enforceable in accordance with their terms. The coverage provided by such policies is of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business and complies with the requirements of the real property leases listed on SCHEDULE 3.14.

        3.27 PRODUCT WARRANTY; PRODUCT LIABILITY. Each product manufactured, sold, or distributed by the Companies has been in material conformity with all applicable contractual commitments and all express and implied warranties. The ingredients contained in the Companies' products is acceptable by the current standards promulgated by the Food and Drug Administration and all other applicable governmental regulations. Historically, liability for replacement or refunds of products sold or distributed by the Companies has not exceeded, in the aggregate, 0% of the Companies' sales on a monthly basis. Except as set forth on SCHEDULE 3.27, no product manufactured, sold or distributed by the Companies is subject to any guaranty, warranty or other indemnity. There is no existing liability, claim or obligation arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold or distributed by the Companies.

        3.28 BROKERS. Except as set forth on SCHEDULE 3.28, neither the Sellers nor either of the Companies is obligated to pay, nor has retained any broker or finder or other person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee in connection with the transactions contemplated hereby or by the Related Documents. Neither of the Companies nor the Purchaser shall be liable for the payment of any fee or commission set forth on SCHEDULE 3.28.

        3.29 DISCLOSURE. Neither this Agreement, nor any Related Document, nor any written statement made by any of the Sellers or the Companies in connection herewith or therewith, or the transactions contemplated hereby or thereby contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein complete and not misleading.

                                    ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser represents and warrants to the Sellers and the Companies as follows:

        4.1 AUTHORIZATION AND ENFORCEABILITY. The Purchaser has taken all action necessary to permit it to execute and deliver this Agreement and the other documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof. This Agreement and each such other document and instrument, when duly executed and delivered by the Purchaser, will constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

        4.2 GOVERNMENT APPROVALS. To the best of the Purchaser's knowledge, the Purchaser is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby.

        4.3 DEFERRED COMPENSATION. The Sellers have provided the Purchaser with the agreements between the Company and certain employees of the Company and copies of the life insurance policies, each set forth on Schedule 4.3 hereto, regarding deferred compensation arrangements with such employees (collectively, the "Deferred Compensation Plan"). Purchaser hereby agrees to maintain the
     --------------------------
Deferred Compensation Plan in effect in accordance with the terms thereof existing on the date hereof until such time as the Deferred Compensation Plan is replaced with one or more alternative plans providing no less favorable benefits to such employees.

        The parties acknowledge that the provisions of this Section 4.3 are solely for the benefit of the parties and are not intended to create rights in any Person as a third party beneficiary hereunder. The parties further agree that the determination regarding whether an alternative plan or plans provide benefits which are no less favorable to the employees participating in the Deferred Compensation Plan shall be made by the board of directors of the Company, in good faith, and shall be binding for all purposes.

                                    ARTICLE V

                        COMPLIANCE WITH SECURITIES LAWS

        5.1 INVESTMENT INTENT OF PURCHASER. The Purchaser represents and warrants to the Sellers and the Companies that it is acquiring the Purchased Shares for its own account, with no present intention of selling or otherwise distributing the same to the public.

        5.2 STATUS OF PURCHASED SHARES. The Purchaser has been informed by Mikjan that the Purchased Shares have not been and will not be registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

        6.1 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to satisfaction (or written waiver) at or prior to the Closing of the following conditions:

        (a) Each Person with a right of first offer with respect to the Purchased Shares shall have waived such right in form and substance satisfactory to the Purchaser;

        (b) The Purchaser shall be satisfied with the results of its due diligence review of the Companies;

        (c) The representations and warranties of the Sellers, the Trusts and the Companies contained herein and in any writing delivered pursuant hereto shall be true and correct when made and at and as of the time of the Closing;

        (d) No action, suit, investigation or proceeding shall be pending or threatened before any court or Governmental Agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any Related Agreement or any transaction contemplated hereby or thereby;

        (e) All acts or covenants required hereunder to be performed by any of the Sellers, the Trusts or the Companies prior to the Closing shall have been fully performed by such Person;

        (f) The Companies shall have made all filings and received all consents, approvals, permits and authorizations set forth on SCHEDULE 3.9, all of which shall be in form and substance satisfactory to the Purchaser;

        (g) No Material Adverse Change shall have occurred between October 2, 1993 and the date of the Closing and none of the Sellers nor the Companies shall know of any set of facts which could result in a Material Adverse Change;

        (h) Each of the Sellers shall have entered into their respective Employment Agreement with the Company;

        (i) The Purchaser shall have received the written opinion of Davis Cox & Wright, counsel for the Sellers and the Companies, in the form of EXHIBIT E hereto;

        (j)  Mikjan and the Company shall have delivered to the Purchaser:

            (i) certificates of a duly authorized officer of each of the Companies dated as of the Closing Date (A) stating that the conditions set forth in clause (a) and clauses (c) through (g) have been satisfied and (B) setting forth the resolutions of the boards of directors of Mikjan and the Company authorizing the execution and delivery of this Agreement and the Related Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby and certifying that such resolutions were duly adopted and have not been rescinded or amended;

            (ii) certified copies of the Companies' Articles of Incorporation and the Companies' Bylaws, each as in effect as of the Closing; and

            (iii) such other documents relating to the transactions contemplated hereby as the Purchaser may reasonably request.

        (k) The Company shall have settled all matters pending with any United States federal agency or department regarding Environmental, Health and Safety Requirement violations occurring before the Closing Date and such settlement or settlements shall be acceptable to the Purchaser in its sole discretion.

        6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS AND THE COMPANIES. The obligations of the Sellers and the Companies hereunder are subject to satisfaction (or written waiver) at or prior to the Closing of the following conditions:

        (a) The representations and warranties of the Purchaser contained herein and in any writing delivered pursuant hereto shall be true and correct when made and at and as of the Closing;

    (b) All acts or covenants required hereunder to be performed by the Purchaser at or prior to the Closing shall have been fully performed;

        (c) All Persons with a right of first offer with respect to the Purchased Shares shall have waived such right in form and substance satisfactory to the Purchaser; and

        (d) Each of the Sellers shall have entered into their respective Employment Agreement with the Company.


                                  ARTICLE VII

                  SURVIVAL, INDEMNIFICATION AND TAX ALLOCATION

        7.1 SURVIVAL. Notwithstanding any examination made by or on behalf of the Purchaser, the knowledge of any of its officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion, all representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement shall survive the Closing and, subject to the provisions of the following sentence, shall be fully effective and enforceable until the fifth anniversary of this Agreement. Notwithstanding the foregoing, the representations and warranties set forth in (a) Sections 3.2, 3.3 and 3.20 shall survive indefinitely and (b) Sections 3.19 and 3.25 shall survive until 30 days after the expiration of any applicable statute of limitations.

        7.2 INDEMNIFICATION.

        Sellers jointly and severally agree to indemnify the Purchaser and any of its officers, directors, stockholders, successors and assigns (the foregoing persons, other than Sellers, are referred to individually as an "Indemnified
                                                                 -----------
Party" and collectively as the "Indemnified Parties") and hold them harmless
- - -----                           -------------------
against any loss, liability, deficiency, damage or expense (including legal expenses and costs) (collectively, "Expenses") which any Indemnified Party may
                                    --------
suffer, sustain or become subject to, as a result of (i) the breach by Sellers or the Companies of any representation or warranty made by Sellers or the Companies in this Agreement or in the Related Agreements or other document executed in connection with the transactions contemplated hereby, (ii) the breach by Sellers or the Companies of any covenant or agreement made by Sellers or the Companies contained in this Agreement or any Exhibit or Schedule hereto,
(iii) any claims of any brokers or finders claiming by, through or under Sellers or the Companies, (iv) any payments, including, without limitation, any retroactive premium payments required to be made for workmen's compensation insurance relating to the pre-Closing period in excess of amounts shown as a provision for such payments on the Current Balance Sheet, and (v) the breach by Sellers or the Company of any representation or warranty made by Sellers or the Company in Section 3.20 of this Agreement, including without limitation those arising from any fact, event or condition, which gives rise to any liability or corrective or remedial obligation under Environmental, Health and Safety Requirements, whether or not disclosed to Buyer prior to the Closing Date (whether on Schedule 3.20 or any other schedule to this Agreement, by reference in Schedule 3.20 or otherwise) or identified by the Purchaser or its agents or representatives through their due diligence investigations prior to the Closing Date. In no event shall Mikjan, the Company or any Subsidiary of either of them have any liability whatsoever for any breaches of the representations and warranties of the Sellers or the Companies, and Sellers shall in no event seek contribution from the Companies for any such breaches or in respect of any other payments required to be made by Sellers pursuant to this Agreement.

        7.3 INDEMNIFICATION PROCEDURE.

        (a) If an Indemnified Party seeks indemnification pursuant to Section 7.2, such party shall give written notice to the Sellers of the facts and circumstances giving rise to the claim. Any Indemnified Party asserting a right of indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the Indemnified Party (a "Third Party Claim")
                                                           -----------------
shall notify the indemnifying party (the "Indemnifying Party") in writing of
                                          ------------------
such Third Party Claim. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Party's possession; provided that, nothing in the foregoing shall preclude an Indemnified Party from asserting any applicable privilege against disclosure with respect to such material. The Indemnified Party's failure to notify the Indemnifying Party of any such claim shall not release the Indemnifying Party, in whole or in part, from its obligations under Section 7.2 to indemnify such Indemnified Party with respect to such Third Party Claim except to the extent that the Indemnifying Party's ability to defend against such claim is actually prejudiced thereby.
The Indemnifying Party shall have the right to elect to assume and control the defense of any such Third Party Claims provided such Indemnifying Party expressly acknowledges in writing its obligation to indemnify the Indemnified Party. If the Indemnifying Party elects to assume and control the defense of the Third Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by such Indemnifying Party in any such action and to participate in the defense thereof. The fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by such Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel or the Indemnifying Party or its counsel has failed to provide an adequate defense to such claim in a timely manner or (iii) one or more of the Indemnifying Parties are a party to such claim and the Indemnified Party has additional or separate defenses, or there is otherwise a conflict of interest between the Indemnified Party and any Indemnifying Party, then, in any such case, the fees and expenses of the Indemnified Party's Counsel shall be paid by the Indemnifying Party. If the Indemnifying Party does not elect to assume and control the defense of the Third Party claim, the Indemnifying Party shall have the right to employ counsel separate from counsel employed by such Indemnified Party in such action and to participate in the defense thereof. The fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party.

        (b) The foregoing provisions of this Article VII are in addition to, and not in derogation of, any statutory or common law remedy any party may have for misrepresentation, breach of warranty or breach of covenant.

        7.4 SPECIAL INDEMNIFICATION.  In addition to the provisions of Section
7.2 and 7.3 above, Wagner and Powell jointly and severally agree to indemnify Mikjan, the Company and the Indemnified Parties and hold them harmless against any Expenses which any of them may suffer, sustain or become subject to, as a result of any and all Existing Environmental Violations Liabilities. In no event shall Mikjan, the Company or any of their Subsidiaries have any liability whatsoever for any Existing Environmental Violations Liabilities and neither Wagner nor Powell shall seek contribution from Mikjan, the Company or any of their Subsidiaries for any such liability or in respect of any payments made by the Sellers in connection with any such liability.

        7.5 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Purchaser and Sellers for certain Tax matters:

        (a) Tax Returns Due After the Closing Date.  The Purchaser will be
            --------------------------------------
responsible for the preparation and filing of all Tax Returns for the Companies for all Tax periods as to which returns are due after the Closing Date. Sellers shall pay to the Purchaser within fifteen (15) days of the date on which each such Tax Return is filed an amount equal to the excess, if any, of (i) the Taxes shown on such Tax Return that are allocable to the Pre-Closing Tax Period over
(ii) the sum of such Taxes actually paid on or prior to the Closing Date plus
                                                                         ----
any provision for such Taxes shown on the Closing Balance Sheet. For purposes of this Section 7.4(a), in the case of any Taxes that are payable for a period that includes, but does not end on, the Closing Date, the Tax shown on such Tax Return that are allocable to the Pre-Closing Tax Period shall be equal to the product of (A) the total Taxes shown on such Tax Return multiplied by (B) a fraction, the numerator of which is the Companies' taxable income or alternative minimum taxable income, if any, for the portion of the Tax Period ending on the Closing Date, and the denominator of which is the Companies' taxable income or alternative minimum taxable income, if any, for the entire Tax period. The Purchaser shall permit Sellers to review and comment on each such Tax Returns described in this Section 7.4(a).

        (b) Retention of Records.  Each of the Purchaser, Sellers and the
            --------------------
Companies will provide the other party (as well as its counsel and accountants) such cooperation and information, as well as reasonable access during normal business hours to such personnel and books, records and other data, as the other party reasonably may require to facilitate (i) its preparation of Tax Returns pursuant to this Section 7.4, (ii) its preparation for audit or administrative or judicial review of Tax Returns, or (iii) its investigation, litigation and final disposition of any claims of any nature concerning Taxes relating to the operations of the Companies during the Pre-Closing Tax Period.

Each party requesting such cooperation, information or access shall reimburse the party furnishing access for its reasonable out-of-pocket expenses. The Purchaser, the Companies and Sellers shall retain all books, records and other data pertaining to Tax matters (including, without limitation, all Tax Returns, schedules and work papers), and all material records and other documents relating thereto for all open Pre-Closing Tax Periods until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective Tax periods to which such Tax Returns and other documents relate.

        (c) Transfer Taxes.  Sellers shall pay any transfer Taxes imposed as a
            --------------
result of the purchase and sale of the Purchased Shares pursuant to this Agreement (irrespective of whether such transfer Taxes are required to be capitalized).

        (d) Other Actions of Sellers.  Sellers shall not take any action or
            ------------------------
allow any action to be taken, including, without limitation, by the Companies which would cause the Companies to cease being a member of the Companies' affiliated group prior to the Closing Date.



                                  ARTICLE VIII

                                NON-COMPETITION

        8.1 CONFIDENTIAL INFORMATION. Each Seller acknowledges that the information, observations and data relating to the business of Mikjan and the Company which each Seller has obtained as an employee, officer, director and stockholder of Mikjan and/or the Company or will obtain during the course of his association with the Company (whether prior to or subsequent to the date of this Agreement) are the property of Mikjan or the Company (as the case may be). Each Seller agrees that he will not use for his own purposes or disclose to any third party any of such information, observations or data without the prior written consent of the board of directors of Mikjan or the Company (as the case may be), unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of such Seller's acts or omissions to act. Each Seller agrees to deliver to Mikjan or the Company at any time either of them may request, all memoranda, notes, plans, records and other documentation (and copies thereof) relating to the business of Mikjan or the Company which such Seller may then possess or have under his control.

        8.2 INVENTIONS AND PATENTS. Each Seller agrees that all inventions, innovations or improvements in Mikjan's or the Company's method of conducting their businesses (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him while an employee, officer, director or stockholder of Mikjan or the Company belong to Mikjan or the Company (as the case may be).

        8.3  NON-COMPETITION.

        (a) Each Seller agrees that from and after the Closing Date and ending on the fifth anniversary of the Closing Date (the "Non-Competition Period"), he will not, directly or indirectly, either for himself or for any other person, partnership, corporation or company, permit his name to be used by or participate in any business or enterprise identical to or similar to any such business which is engaged in by Mikjan or the Company as of the date of this Agreement and which is located in any jurisdiction in which Mikjan or the Company conducts business, or plans to conduct business as of the date of this Agreement. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided that the term "participate" shall not include ownership of less than two percent of the stock of a publicly-held corporation in the over-the-counter market. Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope and acknowledges that the Purchaser would not purchase the Purchased Shares without the benefit of this covenant.

        (b) During the Non-Competition Period, neither Seller shall (i) induce or attempt to induce any employee of Mikjan or the Company to leave their employ or in any way interfere with the relationship between Mikjan or the Company and any of their employees or (ii) induce or attempt to induce any supplier, licensee, licensor, franchisee, or other business relation of Mikjan or the Company to cease doing business with them or in any way interfere with the relationship between Mikjan or the Company and any customer or business relation thereof.

        (c) The parties hereto agree that Mikjan and the Company would suffer irreparable harm from a breach by either Seller of any of the covenants or agreements contained herein.

        (d) If, at the time of enforcement of any of the provisions of Section 8.3, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.



                                   ARTICLE IX

                               GENERAL PROVISIONS

        9.1 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including each subsequent holder of the Purchased Shares. Except as otherwise specifically provided herein, this Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

        9.2 ENTIRE AGREEMENT. This Agreement and the other writings referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings.

        9.3 NOTICES. All notices, requests, consents and other communications provided for herein shall be in writing and shall be deemed to have been delivered (i) when delivered if delivered in person, (ii) upon confirmation by the receiving telecopier if transmitted by telecopy, (iii) one day following dispatch if sent by reputable overnight carrier, fees prepaid, or (iii) three days following dispatch if sent by first-class registered or certified mail, postage prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient.

        (a) If to Mikjan or the Company:

                Highway 71 North
                P.O. 309
                Lowell, Arkansas  72745
                Telecopy:  (800) 433-0311
                Attention:  President

            with a copy to:

                Davis, Cox & Wright
                P.O. Drawer 1688
                Fayetteville, AR  72702-1688
                Telecopy:  (501) 521-7661
                Attention:    Wm. Jackson Butt II, Esq.

        (b) If to Wagner:

                126 Woodcliff Road
                Springdale, Arkansas 72764

            with a copy to:

                Davis, Cox & Wright
                P.O. Drawer 1688
                Fayetteville, AR  72702-1688
                Telecopy:  (501) 521-7661
                Attention:  Wm. Jackson Butt II, Esq.

        (c)  If to Powell:

                406 East Main Street
                Albertville, Alabama 35950

            with a copy to:

                Davis, Cox & Wright
                P.O. Drawer 1688
                Fayetteville, AR  72702-1688
                Telecopy:  (501) 521-7661
                Attention:  Wm. Jackson Butt II, Esq.

        (d) If to the Purchaser:

                A.L. Laboratories, Inc.
                One Executive Drive
                P.O. Box 1399
                Fort Lee, NJ  07024
                Telecopy: (201) 592-1481
                Attention: David E. Cohen, President,
                            Animal Health Division and
                          Beth P. Hecht, Corporate Counsel & Secretary

            with a copy to:

                Kirkland & Ellis
                153 East 53rd Street
                New York, New York  10022
                Telecopy:  (212) 446-4900
                Attention:  Frederick Tanne, Esq.

        9.4 AMENDMENT AND WAIVER. No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Sellers, the Companies and the Purchaser. Any failure of the Sellers or the Companies to comply with any provision hereof may only be waived in writing by the Purchaser and any failure of the Purchaser to comply with any provision hereof may only be waived in writing by the Sellers. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

        9.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

        9.6 HEADINGS. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

        9.7 SPECIFIC PERFORMANCE. The Sellers and the Companies acknowledge that money damages would not be a sufficient remedy for any breach by any of them of this Agreement and agree that the Purchaser shall be entitled to specific performance and injunctive relief as remedies for any such breach.

        9.8 REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

        9.9 GOVERNING LAW. THE CORPORATE LAW OF ARKANSAS SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF MIKJAN AND ITS SHAREHOLDERS. ALL OTHER QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW JERSEY OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW JERSEY.

        9.10 NO THIRD PARTY BENEFICIARIES. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

        9.11 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        9.12 SUPERSEDENCE. The parties acknowledge that G.F. Reilly Company ("REILLY") (a wholly owned subsidiary of the Purchaser), the Company, Mikjan, Wagner and Powell are parties to that certain Option Agreement, dated as of October 2, 1992, which provides for, among other things, Reilly's right to purchase 100% of the shares of capital stock of Mikjan at any time during the period commencing on July 1, 1994 and ending on July 1, 1997, on the terms and conditions set forth in the Option Agreement. The parties hereto acknowledge that this Agreement is in substitution of the Option Agreement and the parties' rights thereunder and agree that upon execution of this Agreement and consummation of the transactions contemplated hereby the Option Agreement shall terminate and be of no further force or effect.

                        *     *     *     *     *     *

                                MIKJAN CORPORATION


                                By:
                                     -----------------------------------
                                     Name:
                                     Title:



                                WADE JONES COMPANY, INC.


                                By:
                                     -----------------------------------
                                     Name:
                                     Title:



                                A.L. LABORATORIES, INC.


                                By:
                                     -----------------------------------
                                     Name:
                                     Title:



                                ----------------------------------------
                                Mick Wagner



                                ----------------------------------------
                                Jan Powell



                                Solely with respect to the provisions of
                                     Section 9.12 hereof,

                                G.F. REILLY COMPANY


                                By:
                                     ------------------------------------------
                                     Name:
                                     Title:



                                     and, with Respect to Section 2.7 only,

                                MICK WAGNER CHARITABLE REMAINDER
                                         UNITRUST

                                By:  ARVEST Trust Company,
                                     Trustee:

                                By:
                                     ------------------------------------------
                                     Name:   Keith Lea
                                     Title:  Assistant Vice President and Trust
                                             Officer



                                JAN POWELL CHARITABLE REMAINDER
                                         UNITRUST

                                By:  ARVEST Trust Company,
                                     Trustee:

                                By:
                                     ------------------------------------------
                                     Name:   Keith Lea
                                     Title:  Assitant Vice President and Trust
                                             Officer